EXHIBIT 10.27
KAR Auction Services, Inc.

AMENDED AND RESTATED 2009 OMNIBUS STOCK AND INCENTIVE PLAN

PERFORMANCE-BASED RESTRICTED STOCK UNIT AGREEMENT
2023 AWARD

    THIS AGREEMENT (the “Agreement”) is made between KAR Auction Services, Inc., a Delaware corporation (the “Company”), and [NAME] (the “Recipient”) pursuant to the KAR Auction Services, Inc. Amended and Restated 2009 Omnibus Stock and Incentive Plan (as may be amended from time to time, the “Plan”). Capitalized terms used but not otherwise defined herein shall have the meanings assigned to such terms in the Plan. The parties hereto agree as follows:

1.    Grant of Restricted Stock Units. The Company hereby grants to the Recipient a target number of [_______] Restricted Stock Units (the “Award”) as of [___________], 2023, subject to the terms and conditions of the Plan and this Agreement. The Restricted Stock Units shall vest based on the Company’s performance during the “Period of Restriction,” as specified in Section 4 and pursuant to the terms of this Agreement. A “Restricted Stock Unit” is an “Other Share-Based Award” under the Plan and each Restricted Stock Unit entitles the Recipient to a share of Common Stock upon vesting subject to the terms of this Agreement.
2.    Restrictions. The Restricted Stock Units may not be sold, transferred, pledged, assigned or otherwise alienated or hypothecated, whether voluntarily or involuntarily or by operation of law. The Recipient shall have no rights in the Common Stock underlying the Restricted Stock Units until the termination of the Period of Restriction specified in Section 4 below or as otherwise provided in the Plan or this Agreement. The Recipient shall not have any voting rights with respect to the Restricted Stock Units.
3.    Restricted Stock Unit Account. The Company shall maintain an account (the “Restricted Stock Unit Account” or “Account”) on its books in the name of the Recipient, which shall reflect the number of Restricted Stock Units awarded to the Recipient.
4.    Period of Restriction. Subject to the provisions of the Plan and this Agreement, unless vested or forfeited earlier as described in Section 5 and 6 of this Agreement, as applicable, the number of Restricted Stock Units that shall become vested shall be calculated in accordance with the chart below, based on the Company’s “Cumulative Adjusted EBITDA” and “Relative TSR” for the “Measurement Period,” calculated as of the “Measurement Date” (each as defined below). If the Company’s Cumulative Adjusted EBITDA or Relative TSR falls between Threshold and Target or between Target and Maximum levels of performance, the number of Restricted Stock Units that vest shall be calculated using straight-line interpolation. Such vesting shall occur upon certification by the Committee that the applicable performance criteria have been met.

Cumulative Adjusted EBITDA During the Measurement Period (75% Weight)	Number of Restricted Stock Units Vesting
Below Threshold: Below $[____]	0
Threshold: $[____]	[0.5x]
Target: $[____]	[x]
Maximum: Greater than or equal to $[____]	[2x]
Total Shareholder Return Percentile Rank vs. S&P SmallCap 600 During the Measurement Period (25% Weight)	Number of Restricted Stock Units Vesting
Below Threshold: Below [____] percentile	0
Threshold: [____] percentile	[0.5x]
Target: [____] percentile	[x]
Maximum: Greater than or equal to [____] percentile	[2x]
x = [Target number of Restricted Stock Units]
“Cumulative Adjusted EBITDA” shall mean the sum of the Company’s Adjusted EBITDA for the three fiscal years in the Measurement Period. “Adjusted EBITDA” for a fiscal year is equal to the Company’s consolidated earnings before interest expense, income taxes, depreciation and amortization, as adjusted, calculated and reported in the Company’s annual earnings release and Form 10-K. Adjusted EBITDA may be further adjusted at the Committee’s discretion to exclude the impact of unplanned transactions or events, including but not limited to excluding the impact of acquisitions in the year of acquisition.
“Relative TSR” shall mean the Company’s relative total shareholder return percentile ranking as compared to the S&P SmallCap 600 index. Calculation of Relative TSR shall be based on a beginning price measured over the 20 trading days prior to the start of the Measurement Period and an ending price measured over the 20 trading days prior to the end of the Measurement Period. Companies that were part of the S&P SmallCap 600 index as of the beginning of the Measurement Period but are no longer publicly traded as of the Measurement Date (i.e., company and ticker symbol disappear) shall be excluded except that companies which were part of the S&P SmallCap 600 Index as of the beginning of the Measurement Period but are no longer publicly traded due to filing for bankruptcy prior to the Measurement Date shall be assigned a total shareholder return of -100% for the Measurement Period. The total shareholder return for the common stock of the Company and an S&P SmallCap 600 component company shall be adjusted to reflect changes in capitalization affecting the value of a share of common stock, including stock dividends, stock splits, reverse stock splits and similar events during the Measurement Period, and assumes that all cash dividends and cash distributions are immediately reinvested in common stock of the entity using the closing market price on the dividend payment date.
“Measurement Period” shall mean the period commencing on January 1, 2023 and ending on the Measurement Date.

“Measurement Date” shall mean December 31, 2025.
Upon vesting, all vested Restricted Stock Units shall cease to be considered Restricted Stock Units, subject to the terms and conditions of the Plan and this Agreement, and the Recipient shall be entitled to receive one share of Common Stock for each vested Restricted Stock Unit in the Recipient’s Restricted Stock Unit Account.
5.    Termination of Employment.
(a)     If, from January 1, 2023 until the “Payment Date” (as defined in Section 8), the Recipient experiences a termination of employment by the Company and its Affiliates by reason of Disability or death, then the Recipient shall be entitled to receive, on the Payment Date, all shares of Common Stock the Recipient would have been entitled to under Section 4 if he or she had remained employed until the last day of the Period of Restriction (based on actual performance during the Period of Restriction, as described in Section 4).
(b)    If, from January 1, 2023 until the “Payment Date” (as defined in Section 8), the Recipient experiences a termination of employment with the Company and its Affiliates by reason of the Recipient’s Normal Retirement Date (as defined below), then the Recipient shall be entitled to receive, on the Payment Date, all shares of Common Stock the Recipient would have been entitled to under Section 4 if he or she had remained employed until the last day of the Period of Restriction (based on actual performance during the Period of Restriction, as described in Section 4). For purposes of this Agreement, the Recipient’s “Normal Retirement Date” is the date of his or her termination of employment (other than for Cause) on or after attaining 65 years of age and at least 5 years of service with the Company and its Affiliates.
(c)    If, from January 1, 2023 until the “Payment Date” (as defined in Section 8), the Recipient experiences a termination of employment with the Company and its Affiliates by reason of the Recipient’s Early Retirement Date (each as defined below), then the Recipient shall be entitled to receive, on the Payment Date, a number of shares of Common Stock the Recipient would have been entitled to under Section 4 if he or she had remained employed until the last day of the Period of Restriction (based on actual performance during the Period of Restriction, as described in Section 4) multiplied by a fraction, the numerator of which shall be the number of full calendar months during the period from January 1, 2023 through the date the Recipient’s employment terminated plus 12 (provided the numerator shall in no event exceed 36) and the denominator of which shall be 36, the total number of months in the Period of Restriction. The Recipient’s “Early Retirement Date” is the date of his or her termination of employment (other than for Cause) on or after attaining 55 years of age and at least 10 years of service with the Company and its Affiliates.
(d)     Prior to a Change in Control, if, from January 1, 2023 until the “Payment Date” (as defined in Section 8), the Recipient experiences a termination of employment with the Company and its Affiliates by the Company without Cause or by the Recipient for Good Reason (as defined in the Recipient’s employment agreement with the Company, to the extent applicable) not otherwise described in Sections 5(b) or (c) above, then the Recipient shall be entitled to receive, on the Payment Date, a number of shares of Common Stock the Recipient would have been entitled to under Section 4 if he or she had remained employed until the last day of the Period of Restriction

(based on actual performance during the Period of Restriction, as described in Section 4) multiplied by a fraction, the numerator of which shall be the number of full calendar months during the period from January 1, 2023 through the date the Recipient’s employment terminated and the denominator of which shall be 36, the total number of months in the Period of Restriction.
(e)    If, from January 1, 2023 until the “Payment Date” (as defined in Section 8), the Recipient experiences a termination of employment with the Company and its Affiliates for any reason other than those set forth in Sections 5(a), 5(b), 5(c) or 5(d) above or Section 6 below, then the Recipient shall forfeit any Restricted Stock Units that are subject to the Period of Restriction on the date of such termination of employment.
6.    Vesting upon Change in Control. Upon a Change in Control occurring during the Measurement Period and prior to the Recipient’s termination of employment with the Company and its Affiliates, the Restricted Stock Units may be assumed or replaced by the Company or its successor for a substantially similar equity or cash incentive award that (i) is based on the Target number of Restricted Stock Units and (ii) will be subject only to service-based vesting through a date not later than the Measurement Date. If such Restricted Stock Units are assumed or replaced in a Change in Control and the Recipient’s employment with the Company or its successor is terminated without Cause or by the Recipient for Good Reason (as defined in the Recipient’s employment agreement with the Company, to the extent applicable) prior to the Measurement Date, the assumed or replaced award shall become fully vested based on the Target level of performance on the date of such termination of employment and shall be paid to Recipient as soon as administratively feasible thereafter (but in no event later than March 15 of the year following the year in which the such termination of employment occurs). To the extent any Restricted Stock Units are not assumed or replaced by the Company or its successor upon a Change in Control as set forth above (including any Restricted Stock Units that remain outstanding under Sections 5(a), 5(b), 5(c) and 5(d)), or the Recipient’s employment is terminated without cause effective as of the consummation of such Change in Control, then the Restricted Stock Units shall become immediately vested on the date of such Change in Control and shall be paid to the Recipient as soon as administratively feasible thereafter (but in no event later than March 15 of the year following the year in which such Change in Control occurs), with the number of Restricted Stock Units that shall become vested being determined as follows: (i) the Target number of Restricted Stock Units for the Cumulative Adjusted EBITDA portion of the Award, and (ii) the number of Restricted Stock Units based on actual performance level for the Relative TSR portion of the Award, with the Measurement Date being the date of the consummation of such Change in Control.
7.    Adjustment in Capitalization. In the event of any change in the Common Stock through stock dividends or stock splits, a corporate split-off or split-up, or recapitalization, merger, consolidation, exchange of shares, or a similar event, the number of Restricted Stock Units subject to this Agreement shall be equitably adjusted by the Committee.
8.    Delivery of Stock Certificates. Subject to the requirements of Sections 9 and 10 below, as promptly as practicable after the Committee certifies that Restricted Stock Units ceased to be subject to the Period of Restriction in accordance with this Agreement, but in no event later than March 15 of the year following the year in which the shares became vested (the “Payment Date”), the Company may, if applicable, cause to be issued and delivered to a brokerage account for the benefit of the Recipient certificates or electronic book entry credit for the shares of Common Stock that correspond to the vested Restricted Stock Units.
9.    Tax Withholding. Whenever Common Stock is to be issued, a payment is to be made, or any other vesting or payment event occurs under this Agreement, the Company or any Subsidiary shall withhold, or, with the consent of the Committee, require the Recipient to remit to the Company or such Subsidiary, an amount sufficient to satisfy the federal, state, and local withholding tax requirements relating to such transaction, and the Company or such Subsidiary may defer any payment or issuance of Common Stock until such requirements are satisfied; provided that the amount of any such withholding shall not exceed the maximum statutory withholding rate applicable with respect to the Recipient.
10.    Securities Laws. This Award is a private offer that may be accepted only by a Recipient who satisfies the eligibility requirements outlined in the Plan and the Committee’s administrative procedures. The future value of Common Stock acquired under the Plan is unknown and could increase or decrease.
    Neither the Plan nor any offering materials related to the Plan may be distributed to the public. The Common Stock should be resold only on the New York Stock Exchange and should not be resold to the public except in full compliance with local securities laws.

11.    No Guarantee of Employment. Nothing in this Agreement shall interfere with or limit in any way the right of the Company or any Subsidiary to terminate the Recipient’s employment at any time, or confer upon the Recipient any right to continue in the employ of the Company or any Subsidiary.
12.    Compliance with Code Section 409A. Notwithstanding any provision of the Plan or this Agreement to the contrary, the Award is intended to be exempt from or, in the alternative, comply with Code Section 409A and the interpretive guidance thereunder, including the exceptions for stock rights and short-term deferrals. The Plan and the Agreement will be construed and interpreted in accordance with such intent. References in the Plan and this Agreement to “termination of employment” and similar terms shall mean a “separation from service” within the meaning of that term under Code Section 409A. Any payment or distribution that is to be made to a Recipient who is a “specified employee” of the Company within the meaning of that term under Code Section 409A and as determined by the Committee, on account of a “separation from service” under Code Section 409A, may not be made before the date which is six months after the date of such “separation from service,” unless the payment or distribution is exempt from the application of Code Section 409A by reason of the short-term deferral exemption or otherwise.
13.    Dividend Equivalents. The Recipient will accrue dividend equivalents with respect to the Award. Dividend equivalents represent the right to receive additional shares of Common Stock in the future, subject to the terms and conditions of this Agreement. Dividend equivalents will be determined based on the dividends that the Recipient would have received, had the Recipient held shares of Common Stock equal to the vested number of Restricted Stock Units from January 1, 2023 until the earlier to occur of the Payment Date or the date of a Change in Control, and assuming that the dividends were reinvested in Common Stock (and any dividends on such shares were reinvested in Common Stock). The dividend equivalents will be subject to the same transfer restrictions and forfeiture and vesting conditions as specified in this Agreement.
14.    No Fractional Shares. No fractional shares of Common Stock shall be issued or delivered under this Agreement. The Committee shall determine whether cash or other property shall be issued or paid in lieu of such fractional shares of Common Stock or whether such fractional shares of Common Stock or any rights thereto shall be forfeited or otherwise eliminated.
15.    Amendment. The Committee may at any time amend, modify or terminate this Agreement; provided, however, that no such action of the Committee shall adversely affect the Recipient’s rights under this Agreement without the consent of the Recipient. The Committee, to the extent it deems necessary or advisable in its sole discretion, reserves the right, but shall not be required, to unilaterally amend or modify this Agreement so that the Award qualifies for exemption from or complies with Code Section 409A; provided, however, that the Committee and the Company make no representations that the Award shall be exempt from or comply with Code Section 409A and make no undertaking to preclude Code Section 409A from applying to the Award.
16.    Plan Terms and Committee Authority. This Agreement and the rights of the Recipient hereunder are subject to all of the terms and conditions of the Plan, as it may be amended from time to time, as well as to such policies, rules and regulations as the Committee may adopt for administration of the Plan, including but not limited to any stock ownership and stock holding guidelines. It is expressly understood that the Committee is authorized to administer, construe and make all determinations necessary or appropriate for the administration of the Plan and this Agreement, all of which shall be binding upon the Recipient. Any inconsistency between this Agreement and the Plan shall be resolved in favor of the Plan. The Recipient hereby acknowledges receipt of a copy of the Plan and this Agreement.
17.    Severability. If any provision of this Agreement is determined to be invalid, illegal or unenforceable in any jurisdiction, or as to any person, or would disqualify the Plan or the Agreement under any law deemed applicable by the Board, such provision shall be construed or deemed amended to conform to applicable laws, or, if it cannot be so construed or deemed amended without, in the Board’s determination, materially altering the intent of the Plan or the Agreement, such provision shall be stricken as to such jurisdiction or person, and the remainder of the Agreement shall remain in full force and effect.
18.    Governing Law and Jurisdiction. The Plan and this Agreement shall be construed in accordance with and governed by the laws of the State of Delaware, United States of America. The jurisdiction and venue for any disputes arising under, or any action brought to enforce (or otherwise relating to), the Plan will be exclusively in the courts in the State of Indiana, County of Hamilton, United States of America, including the Federal Courts located therein (should Federal jurisdiction exist).
19.    Successors. All obligations of the Company under this Agreement will be binding on any successor to the Company, whether the existence of the successor results from a direct or indirect purchase of all or substantially all of the business or assets of the Company or both, or a merger, consolidation or otherwise.

20.    Erroneously Awarded Compensation. This Award shall be subject to any compensation recovery policy adopted by the Company to comply with applicable law, including, without limitation, the Dodd-Frank Wall Street Reform and Consumer Protection Act, or to comport with good corporate governances practices, as such policy may be amended from time to time.
[signature page follows]

IN WITNESS WHEREOF, the Recipient and the Company have executed this Agreement as of this ___ day of ________, 2023.

_______________________________	KAR AUCTION SERVICES, INC. By: _______________________________
[NAME]	Its: _______________________________